UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 15, 2015
(Date of Report)

June 15, 2015
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Sotheby's (the “Company”) and certain of its wholly-owned subsidiaries are party to a credit agreement with an international syndicate of lenders led by General Electric Capital Corporation, which provides for separate dedicated revolving credit facilities for Sotheby’s Agency segment (the “Agency Credit Agreement”) and its Finance segment (the “Finance Credit Agreement”) (collectively, the “Credit Agreements”).

On June 15, 2015, the Credit Agreements were amended to increase the commitments thereunder in order to support the continued growth of the Finance segment's loan portfolio. Specifically, among other things, the amendment will:

•
Increase the commitments of the Finance Credit Agreement from $550 million to approximately $1 billion. There was no increase to the commitments of the Agency Credit Agreement as a result of this amendment. As a result of the increase to the commitments of the Finance Credit Agreement, the aggregate commitments under the Credit Agreements will increase from $850 million to approximately $1.3 billion (including the Incremental Facility described below).

•
Increase the accordion feature from $100 million to $150 million. Though new commitments would need to be obtained, the uncommitted accordion feature permits Sotheby’s to increase the aggregate commitments of either or both of the Agency and Finance credit facilities by up to $150 million until February 23, 2020, which may result in an expedited arrangement process.

•	Extend the scheduled maturity date of the Credit Agreements from August 22, 2019 to August 22, 2020.

•
Extend the scheduled maturity date of the $50 million incremental revolving credit facility (the “Incremental Facility”) under the Agency Credit Agreement from August 21, 2015 to August 22, 2016, which maturity date may be extended for an additional 365 days on an annual basis with the consent of the lenders under such Incremental Facility who agree to extend their incremental commitments.

Sotheby’s incurred approximately $2.7 million in fees related to the amendment of the Credit Agreements, which will be amortized on a straight-line basis through the August 22, 2020 extended maturity date of the Credit Agreements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	June 15, 2015

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